EXECUTION COPY

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 3, 2008 between inVentiv Health, Inc., a Delaware corporation with an office at 200 Cottontail Lane, Vantage Court North, Somerset, New Jersey  08873 (the “Employer”), and R. Blane Walter, an individual whose current residence is as reflected in the Employer’s records (the “Executive”).

WHEREAS, the Executive has been employed by and currently serves as the Employer’s President pursuant to an employment agreement between the Executive and the Employer, dated as of August 7, 2007 (the “2007 Agreement”);

WHEREAS, prior to the 2007 Agreement, the Executive served as President and Chief Executive Officer of the Employer’s subsidiary, InVentiv Communications, Inc. (f/k/a inChord Communications, Inc.), pursuant to an Employment Agreement, dated as of September 6, 2005 between inVentiv Communications, Inc. and the Executive  (the “2005 Agreement” and collectively with the 2007 Agreement, the “Prior Agreements”);

WHEREAS, the Employer desires that Executive serve as its Chief Executive Officer, and Executive is willing to accept such employment by the Employer, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, except where otherwise specified, the parties desire to supersede and replace the Prior Agreements with this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.	Term of Employment; Title; Duties; Authority.

(a)
The Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer, upon the terms set forth in this Agreement, effective June 11, 2008 (the “Effective Date”) and continuing until the date of the termination of the Executive’s employment hereunder in accordance with the terms of this Agreement (the “Termination Date”).  The Executive shall serve as the Chief Executive Officer of the Employer from and after the Effective Date, with such authority, duties and responsibilities as are commensurate with such position.

(b)
During the term of his employment hereunder, the Executive shall report to the Board of Directors of the Employer (the “Board”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Acquisition Agreement dated as of September 6, 2005 (the “Acquisition Agreement”) relating to the acquisition by a subsidiary of the Employer of inVentiv Communications, Inc.

2.	Extent of Services.

(a)
During the term of his employment hereunder, the Executive agrees to devote his entire business time and attention to the performance of his duties under this Agreement.  The Executive shall perform his duties to the best of his ability and shall use his reasonable best efforts to further the interests of the Employer.  The Executive shall not, while employed by the Employer, unless otherwise agreed to in advance in writing by the Employer, commence employment with any other party or become self-employed, provided that it shall not constitute a breach of the Executive’s obligations under this Section 2(a) to (i) serve on corporate, civic or charitable boards or committees, subject to Section 8 of this Agreement, (ii) deliver lectures or fulfill speaking engagements, subject to Section 9 of this Agreement, or (iii) manage personal investments, in each case so long as such activities do not materially interfere with the Executive’s performance of his duties to the Employer.  It is expressly understood and agreed that, to the extent that any such activities are being conducted by the Executive as of the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) in a substantially similar manner and degree subsequent to the date of this Agreement shall be deemed not to materially interfere with the performance of the Executive’s duties to the Employer under this Agreement.  The Executive shall not be required to be based at any office or location outside the greater Columbus, Ohio metropolitan area or to relocate his residence but will spend such time at other office locations of the Employer as is reasonable for the proper discharge of his duties as Chief Executive Officer of the Employer.

(b)
The Executive represents and warrants to the Employer that he is able to enter into this Agreement and that his ability to enter into this Agreement and to fully perform his duties hereunder are not limited to or restricted by any agreements or understandings between the Executive and any other person.  For the purposes of this Agreement, the term “person” means any natural person, corporation, partnership, limited liability partnership, limited liability company or any other entity of any nature.

3.	Compensation.

(a)
The Employer shall pay the Executive a base salary at an annualized rate of $550,000, subject to annual review by the Board or the Compensation Committee thereof (the “Compensation Committee”), which may increase, but not decrease, the amount (the “Base Salary”).  The Base Salary shall be paid periodically in accordance with the Employer’s ordinary payroll practices for executive personnel, less deductions required by law or pursuant to the benefit plans and policies of the Employer and its affiliates.

(b)
The Executive shall be eligible for a bonus in each calendar year, commencing with calendar year 2008, based on the Executive’s success in reaching or exceeding performance objectives (the “Bonus”), as determined by the Board or the Compensation Committee, the amount of such Bonus, if any, to be determined in the discretion of the Board or the Compensation Committee, and (unless the Executive’s employment is terminated by the Employer without Cause between January 1 and January 15 of the year following the year with respect to which the Bonus is earned) subject to the Executive remaining employed by the Employer through January 15 of the year following the year with respect to which the Bonus is earned (the “Payment Eligibility Condition”).  Any Bonus will be paid at the same time bonuses are paid to executive officers generally (but in no event later than December 31 of the year following the year with respect to which the Bonus relates).  The Executive’s target Bonus in each calendar year commencing on and after January 1, 2009  shall be 100% of the Executive’s then current Base Salary (“Target”) and the maximum Bonus that may be paid shall be 200% of the Executive’s then current Base Salary (“Maximum”).  With respect to 2008, the Executive shall be eligible for a Bonus as follows:  (i) in accordance with the 2007 Agreement, a Bonus with respect to the period from January 1, 2008 until December 31, 2008 based on the Executive’s success in reaching or exceeding performance objectives, provided that such Bonus shall be determined by the Compensation Committee for such period, and (ii) the Executive shall be eligible for an additional Bonus with respect to the period from the Effective Date until December 31, 2008 in an amount (A) determined on the same basis as clause (i) (with such appropriate modifications, if any, in the non-quantitative criteria as the Compensation Committee may reasonably establish) but assuming the Target and Maximum were in effect during all of 2008, multiplied by (B) a fraction, the numerator of which is the number of days remaining in 2008 after the Effective Date and the denominator of which is 366 (“2008 Fraction”) minus (B) the amount that the Executive receives under clause (i) above multiplied by the 2008 Fraction.  The amount of each Bonus, if any, that is actually awarded, shall be determined at the discretion of the Board or the Compensation Committee.  All or any portion of the Bonus may be awarded pursuant to a plan satisfying the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)
Subject to the execution by the Executive of the Employer’s applicable award documentation, the Employer shall grant to the Executive (i) in respect of the Executive’s promotion to Chief Executive Officer of the Employer, a special equity incentive award grant on or about June 11, 2008 having a value of at least $1,250,000 (the “Promotional LTI”).  One-third of the value of the Promotional LTI shall be made in the form of restricted stock and two-thirds of the value of the Promotional LTI shall be made in the form of stock options.  The award documentation for the Promotional LTI shall be in substantially the form used for grants to other executive officers of the Employer; provided, however, that, subject to accelerated vesting under the applicable plan pursuant to which the Promotional LTI was made or this Agreement, the Promotional LTI restricted stock award shall vest in two equal installments on each of the second and fifth anniversaries of the Effective Date and the Promotional LTI award made in the form of stock options shall vest in four equal annual installments commencing on the first anniversary of the date of grant, in each case assuming continued service through each applicable vesting date.  The value of equity awards shall be determined in accordance with Statement of Financial Accounting Standards No. 123R.

(d)
(i) The Executive shall be awarded as part of the Employer’s 2009 annual equity grant program an equity grant having a value of at least $1,000,000 (the “2009 LTI”).  One-third of the value of the 2009 LTI shall be made in the form of restricted stock and two-thirds of the value of the 2009 LTI shall be made in the form of stock options.  The award documentation for the 2009 LTI shall be in substantially the form used for grants to other executive officers of the Employer; provided, however, that, subject to accelerated vesting under the applicable plan pursuant to which the 2009 LTI is made or this Agreement, the 2009 LTI awards shall vest in four equal annual installments commencing on the first anniversary of the date of grant assuming continued service through each applicable vesting date.

(ii) Commencing in 2010, the Executive shall be eligible to receive annual equity grants commensurate with the Executive’s position, with each such grant, if any, subject to the discretion of the Compensation Committee (the “Annual LTI”).  Without limiting such discretion, the Employer and the Executive acknowledge that each Annual LTI shall be expected to have a value of at least $1,000,000.  The award documentation for each Annual LTI shall be in substantially the form used for grants to other executive officers of the Employer, subject to accelerated vesting under the applicable plan pursuant to which the Annual LTI is made or this Agreement.

(e)
All grants provided for herein shall be subject to (i) the terms and conditions of the inVentiv Health, Inc. 2006 Long-Term Incentive Plan (or any successor plan),  and (ii) the Executive remaining employed until the time of the applicable grant.

4.	Fringe Benefits.

(a)
The Executive shall be entitled to participate in all benefit plans, policies, programs or arrangements which the Employer provides to its executive officers in accordance with the terms thereof as in effect from time to time.  The Employer represents, and the Executive acknowledges that, the Employer does not maintain any retirement programs as of the date hereof other than the Employer’s 401(k) plan and its executive nonqualified deferred compensation plan.

(b)
The Executive shall be entitled to five (5) weeks of vacation during each year of employment, to be prorated monthly for partial years.  Such vacation shall be taken at such time or times consistent with the reasonable needs of the business of the Employer.  The Executive shall be entitled to sick leave and holidays in accordance with the policies of the Employer.

(c)
During the period of the Executive’s employment, the Employer shall pay to the Executive as a car allowance the net amount of $833 per month paid as taxable wages.  The allowance will end effective with the Executive’s termination.

(d)	The Employer shall provide the Executive with term life insurance coverage that provides at least $3 million dollars in death benefits to the Executive’s designated beneficiaries.

(e)
For so long as the Executive is an officer or director of the Employer or any of its subsidiaries and thereafter for so long as such insurance is carried by the Employer, the Employer shall provide, at its expense, director’s and officer’s insurance and indemnity coverage covering the Executive, in each case on the same terms as it provides to other executive officers and directors of the Employer or its subsidiaries or, for any period during which the Executive is no longer employed, on the same terms as it provides to other former executive officers and directors of the Employer or its subsidiaries.

5.	Reimbursement of Business Expenses.

The Employer shall reimburse the Executive in accordance with the Employer’s policies generally applicable to executive officers for all reasonable out-of-pocket costs (including, without limitation, the cost of chartered airplane travel when reasonable alternative travel is not practicable) incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Employer may reasonably request.

6.	Disability.

For purposes of this Agreement, “Disabled” or “Disability” means the suffering of a physical or mental incapacity as a result of which the Executive becomes unable to continue to perform fully his duties, with “reasonable accommodation,” as defined in the Americans with Disabilities Act and applicable state laws, hereunder for a consecutive period of one hundred twenty (120) days.  The Employer may terminate the Executive’s employment by reason of Disability upon ten (10) days’ prior written notice.  At the Employer’s option, such physical or mental incapacity may be determined by a physician selected by the Employer and reasonably acceptable to Executive or presumed by the Employer on the basis of Executive’s failure to perform the duties and services of his position for a period of one hundred twenty (120) days.

7.	Termination.

(a)	The Executive’s employment shall be “at will” and may be terminated at any time by the Employer with or without Cause, subject to the terms of this Agreement.

(b)
For the purposes of this Agreement, “Cause” shall mean any of the following:  (i) a material breach by the Executive of this Agreement, including without limitation the provisions of Section 8 or 9 of this Agreement, which, to the extent susceptible of cure, is not cured within ten (10) business days after written notice to the Executive (or any shorter notice period reasonably necessary to avoid material harm to the Employer) that identifies with reasonable specificity the manner in which the Employer believes the Executive has breached; (ii) the Executive willfully engaging in misconduct which is materially injurious to the Employer or any of its Affiliates; (iii) the Executive’s willful gross neglect of his duties for which he is employed or refusal or failure to follow the material, lawful directives of the Board or a committee thereof in any material respect, in either case, where such neglect, refusal or failure is not due to the Executive’s physical or mental incapacity and, which to the extent susceptible of cure, is not cured within ten (10) business days after written notice to the Executive (or any shorter notice period reasonably necessary to avoid material harm to the Employer) that identifies with reasonable specificity the willful gross neglect or failure to follow directives; and (iv) the Executive’s conviction of a felony or of any misdemeanor involving dishonesty, fraud or moral turpitude or the entry of a guilty or nolo contendere plea with respect thereto.  For purposes of this Section 7(b), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Employer.  Any act, or failure to act, based upon express authority given pursuant to the written direction of the Board with respect to such act or omission shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer.  The termination of the Executive’s employment for Cause shall not be deemed to be effective unless and until the Board finds (after reasonable notice, specifying the particulars thereof in reasonable detail, is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (i), (ii), (iii) or (iv) above.

(c)
The Executive may terminate his employment with the Employer for “Good Reason” by notice to the Employer (i) within ninety (90) days of the occurrence or the events or circumstances in which such termination for “Good Reason” is based and (ii) following, in the case of any termination for “Good Reason” pursuant to clause (i), (ii), (iii) or (vi) below, reasonable notice, specifying the particulars thereof in reasonable detail, to the Board an opportunity for the Board, together with counsel, to confer with the Executive.  For purposes of this Agreement, “Good Reason” shall mean any of the following:  (i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position as Chief Executive Officer (including status, offices, title(s) and reporting requirements), authority, duties or responsibilities, or any other action by the Employer which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Employer within ten (10) business days after receipt of written notice thereof given by the Executive that identifies with reasonable specificity the manner in which the Executive believes the Employer has violated this clause; (ii) any failure of the Executive to be nominated for election as a director of the Employer or the removal of the Executive as a director of the Employer by the Board other than for Cause; (iii) any material breach of this Agreement by the Employer or its subsidiaries, that is not remedied by the Employer within ten (10) business days after written notice to the Employer that identifies with reasonable specificity the manner in which the Executive believes the Employer or subsidiary, as applicable, has breached this Agreement; (iv) any purported termination by the Employer of the Executive’s employment otherwise than as expressly permitted by this Agreement; (v) any failure by the Employer to comply with and satisfy Section 16(h) of this Agreement which is not remedied within ten (10) business days after the closing of a transaction contemplated by subparagraph (ii) of Section 16(h) of this Agreement; or (vi) any termination of employment by the Executive during the thirty (30) day period following the one (1) year anniversary of a Change in Control.

(d)
The Executive may terminate his employment other than for Good Reason, provided that prior to any termination pursuant to this Section 7(d), the Executive shall provide not less than forty-five (45) days’ prior written notice thereof to the Board.

(e)
Upon any termination of employment, regardless of the reason therefor, the Employer shall pay to the Executive or his estate (i) the Base Salary through the date of termination, (ii) subject to satisfaction of the Payment Eligibility Condition, any earned but unpaid Bonus amount (subject to any existing deferral elections with respect thereto), (iii) any expenses subject to reimbursement in accordance with Section 5 of this Agreement and (iv) any benefits due to Executive under any employee benefit plan of the Employer and any payments due to Executive under the terms of any Employer program, arrangement or agreement, excluding any severance program or policy, in each case at the times and in the amounts determined in accordance with the terms of such plan, program, arrangement or agreement (the “Accrued Amounts”).  Upon any termination of employment by the Employer for Cause or by the Executive other than for Good Reason, the Executive shall be entitled only to the Accrued Amounts and the Employer shall, except as required by law, have no other obligations hereunder or otherwise with respect to the Executive’s employment from and after the termination date and shall have no other obligations to the Executive in respect of such termination (including under any severance plan or policy of the Employer or any of its affiliates), and the Employer shall continue to have all other rights available hereunder.

(f)
(i)  If the Executive’s employment is terminated by the Employer without Cause or due to Disability or if the Executive terminates his employment for Good Reason, in each case prior to a Change in Control, then in addition to the payment of the Accrued Amounts, the Executive shall be entitled to:  (A) a lump sum payment, payable, subject to Section 13, within the (10) business days of the date of the Executive’s termination, equal to the product of (x) two and (y) the sum of (I) the aggregate of the Base Salary that would otherwise have been payable if the Executive continued the Executive’s employment hereunder for twelve (12) months following the date of such termination and (II) the average annualized Bonus paid to the Executive for the three (3) preceding fiscal years (or such shorter period that the Executive has been Chief Executive Officer, if higher), disregarding any fiscal years for which the Executive was not eligible for a Bonus in accordance with the terms hereof or, with respect to a Termination due to without Cause or due to Disability or if the Executive terminates his employment for Good Reason prior to January 15, 2009, 100% of 2008 Base Salary; and (B) vesting of all equity incentive awards, including options, stock appreciation rights, restricted stock and restricted shares previously granted to the Executive (and with respect to any performance-based awards, based on the deemed attainment of applicable performance objectives at target levels), and each such equity incentive award shall remain exercisable, where applicable (but subject to the terms of the equity plan under which such awards were granted relating to extraordinary transactions and forfeiture for misconduct), to the applicable date provided in Section 13 of this Agreement.  Such severance pay shall be paid, net of payroll taxes and other legally required deductions.  The Employer shall, except as required by law and as described in Section 7(i) of this Agreement, have no other obligations hereunder or otherwise with respect to the Executive’s employment from and after the termination date and shall have no other obligations to the Executive in respect of a termination described in the first sentence of this Section 7(f)(i) (including under any severance plan or policy of the Employer or any of its affiliates), and the Employer shall continue to have all other rights available hereunder.

(ii)  If the Executive dies prior to a Change in Control, then in addition to the payment of the Accrued Amounts, all equity incentive awards, including options, stock appreciation rights, restricted stock and restricted shares previously granted to the Executive (and with respect to any performance-based awards, based on the deemed attainment of applicable performance objectives at target levels) shall immediately vest and each such equity incentive award shall remain exercisable, where applicable (but subject to the terms of the equity plan under which such awards were granted relating to extraordinary transactions and forfeiture for misconduct), to the applicable date provided in Section 13 of this Agreement. Such acceleration shall be subject to required payroll taxes and other legally required deductions, if any.  The Employer shall, except as required by law and as described in Section 7(i) of this Agreement, have no other obligations hereunder or otherwise with respect to the Executive’s employment from and after the termination date and shall have no other obligations to the Executive in respect of a termination described in the first sentence of this Section 7(f)(ii) (including under any severance plan or policy of the Employer or any of its affiliates), and the Employer shall continue to have all other rights available hereunder.

(g)
Upon a Change in Control during the Executive’s employment hereunder, the Executive shall be entitled to:  (i) a lump sum payment equal to the product of (x) two and (y) the sum of (A) the aggregate of the Base Salary that would otherwise have been payable if the Executive continued the Executive’s employment hereunder for twelve (12) months following such Change in Control and (B) the average annual Bonus paid to the Executive for the three (3) preceding fiscal years (or such shorter period that the Executive has been Chief Executive Officer, if higher), disregarding any fiscal years for which the Executive was not eligible for a Bonus in accordance with the terms hereof or, with respect to a Change in Control prior to January 15, 2009, 100% of 2008 Base Salary; (ii) full vesting of all equity incentive awards, including options, stock appreciation rights, restricted stock and restricted shares previously granted to the Executive (and with respect to any such equity awards that may be performance-based, based on the deemed attainment of applicable performance objectives at target levels), and each such equity incentive award shall remain exercisable, where applicable (but subject to the terms of the equity plan under which such awards were granted relating to extraordinary transactions and forfeiture for misconduct), to the applicable date provided in Section 13(a) of this Agreement; and (iii) any Gross-Up Payment due in accordance with Section 7(l) of this Agreement.  The amount described in clauses (i) and (iii) of the preceding sentence shall be payable net of payroll taxes and other legally required deductions.  The Employer shall have no other obligations to the Executive in respect of a Change in Control (including under any severance plan or policy of the Employer or any of its affiliates) and the Employer and Executive shall continue to have all other rights available hereunder.

(h)
If the Executive is terminated by the Employer without Cause, if the Executive terminates his employment for Good Reason or if the Executive is terminated for Disability, in each case within thirteen (13) months after a Change in Control, then in addition to the payment of the Accrued Amounts, the Executive shall be entitled to receive a lump sum payment, subject to Section 13, equal to the sum of:  (i) the aggregate of the Base Salary that would otherwise have been payable if the Executive continued the Executive’s employment hereunder for twelve (12) months following such termination; (ii) the average annualized Bonus paid to the Executive for the three (3) preceding fiscal years, (or such shorter period that the Executive has been Chief Executive Officer, if higher), disregarding any fiscal years for which the Executive was not eligible for a Bonus in accordance with the terms hereof or, with respect to such a termination of employment prior to January 15, 2009, 100% of 2008 Base Salary; and (iii) any Gross-Up Payment due in accordance with Section 7(l) of this Agreement.  Such payment shall be made, net of required payroll taxes and other legally required deductions, if any.  The Employer shall, except as required by law and as described in Section 7(i) of this Agreement, have no other obligations hereunder or otherwise with respect to the Executive’s employment from and after the termination date and shall have no other obligations to the Executive in respect of a termination described in the first sentence of this Section 7(h) (including under any severance plan or policy of the Employer or any of its affiliates), and the Employer shall continue to have all other rights available hereunder.

(i)
If the Executive’s employment is terminated by the Employer without Cause, if the Executive terminates his employment for Good Reason, if the Executive's employment terminates by reason of his death or if the Executive is terminated for Disability (a “Qualifying Termination”), then:

(i)           Except where the Executive's Qualifying Termination is by reason of his death, the Employer shall maintain the same amount of life insurance required by the Agreement, (A) for a period of thirty-six (36) months following the termination of the Executive’s employment if such termination of employment occurs during the thirteen (13) months after a Change in Control or (B) for a period of eighteen (18) months following the termination of the Executive’s employment if such termination of employment occurs prior to a Change in Control;

(ii)           The Employer shall continue health benefits to the Executive (and/or his spouse and eligible dependents, if any) equivalent to those which would have been provided to them in accordance with the plans, programs, practices and policies as made available to actively employed executives of the Employer (including, without limitation, co-pays, deductibles and other required payments and limitations) as then in effect (or, if more favorable, as in effect immediately prior to a Change in Control) (the “Welfare Plans”), for a period of thirty-six (36) months following such Qualifying Termination (the “Continuation Period”).  If the Executive does not make a timely election to continue coverage under COBRA, the Continuation Period will be reduced by eighteen (18) months.  If Executive is covered by health insurance of a subsequent employer, the coverage provided under this Agreement will be secondary to such other coverage.

The Executive (or, where applicable, his spouse and dependents) shall pay the full monthly premium cost of medical coverage under this Section 7(i) for the Continuation Period.  The monthly premium cost during the Continuation Period for the Executive, spouse and dependents shall be the monthly COBRA premium during the COBRA health care continuation coverage period under section 4980B of the Code or, to the extent the COBRA coverage is not in effect, such amount as is equal to the Employer’s deemed cost of such medical coverage for the Executive and and/or his spouse and eligible dependents, if any, which shall be determined actuarially by the Employer’s advisors (the “Applicable Premium”).  During the Continuation Period, the Employer shall pay the Executive (or, where applicable, the Executive’s spouse) an amount equal to the 135% of the Applicable Premium described above (the “Advance Premium”), as in effect from time to time, which, subject to Section 13(d), shall be made in advance on the first business day of each month, commencing with the month immediately following the Executive’s date of termination, provided that, subject to Section 13(d), the first such payment shall be made within thirty (30) days after the Executive’s termination date.  The Employer shall have no further obligation to pay the Advance Premium after the earlier of: (A) the Executive (or, where applicable, his spouse and dependents) ceasing to participate in the Welfare Plans and (B) the end of the Continuation Period.

(j)
Notwithstanding the foregoing, the Executive shall not be entitled to any payment or benefit pursuant to Section 7(f), (h) or (i) of this Agreement unless (i) the Executive remains in material compliance with the Executive’s obligations under Sections 8 and 9 of this Agreement (it being understood that the Executive’s failure to remain in compliance with the Executive’s obligations under this Agreement will not give rise to any right of the Employer to reclaim any benefit previously paid or provided) and (ii) the Executive (or, in the case of the Executive’s death, his estate) executes a general release of the Employer and its affiliates, and their respective officers, directors, employees and agents in substantially the form and substance attached hereto as Appendix B not later than thirty (30) days following the date of termination occurs.

(k)	For purposes of this Agreement, “Change in Control” means

(i)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then-outstanding shares of common stock (or other equity if the Employer is not a corporation) of the Employer (the “Outstanding Employer Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Employer entitled to vote generally in the election of directors (the “Outstanding Employer Voting Securities”); provided, however, that, for purposes of this Section 7(k) the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Employer; (ii) any acquisition by the Employer; or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any Affiliated Employer;

(ii)
Individuals who, as of the Effective Date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Employer’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)
Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Employer (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Employer Common Stock and the Outstanding Employer Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Employer or all or substantially all of the Employer’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Employer Common Stock and the Outstanding Employer Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	Approval by the stockholders of the Employer of a complete liquidation or dissolution of the Employer.

(l)	Gross-Up Payment.

(i)
Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Employer (or any of its affiliated entities) or any entity which effectuates a Change in Control to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7(l)) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to  an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax, but excluding any tax, penalty or interest imposed under Section 409A of the Code) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income.

(ii)
Notwithstanding the foregoing provisions of this Section 7(l), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed the Safe Harbor Amount by the lesser of (A) 5% of the Safe Harbor Amount and (B) $150,000, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided, however, that in no event, shall such reduction exceed $150,000.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) the accelerated vesting of equity pursuant to Section 7(g), (ii) the cash payment under Section 7(h) and (iii) the cash payment under Section 7(g).  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amounts payable under this Agreement in accordance with this Section 7(l)(ii) would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 7(l).  The Employer’s obligation to make Gross-Up Payments under this Section 7(l) shall not be conditioned upon the Executive’s termination of employment.

(iii)
Subject to the provisions of Section 7(l)(i), all determinations required to be made under this Section 7(l), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by PricewaterhouseCoopers (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Executive within fifteen (15) business days of the receipt of notice from the Employer or the Executive that there has been a Payment, or such earlier time as is requested by the Executive or the Employer (collectively, the “Determination”).  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive and the Employer shall jointly appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Employer and the Employer shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  The Gross-Up Payment under this Section 7(l) with respect to any Payments shall be made no later than thirty (30) days following such Payment.  The Determination by the Accounting Firm shall be binding upon the Employer and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (“Underpayment”) or Gross-Up Payments are made by the Employer which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Employer to or for the benefit of the Executive but in no event later than the date specified in Section 13.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Employer.  The Executive shall cooperate with any reasonable requests by the Employer in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax; provided that (i) the Employer shall bear and pay directly all legal and other costs and expenses of the Executive's representation in connection with such contest or dispute and (ii) the Employer shall indemnify and hold the Executive harmless on the terms provided above for any additional Excise Tax (including interest and penalties) imposed as a result of such contest or dispute.

(iv)
Any Gross-Up Payment, as determined pursuant to this Section 7(l), shall be remitted by the Employer to the Internal Revenue Service or any other applicable taxing authority within five days of the receipt of the Accounting Firm’s determination or, in the case of amounts relating to a claim that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.

(v)	The following terms shall have the following meanings for purposes of this Section 7(l).

(A)
 “Parachute Value” of a Payment shall mean the value of such Payment the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(B)	The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

8.	Non-Solicitation and Non-Competition.

(a)
The Executive acknowledges and agrees to be bound by the provisions of Section 4.2 of the Acquisition Agreement, which are incorporated by reference herein.  The duration of the covenants contained in said Section 4.2, as incorporated herein, will be unaffected by any termination of the Executive’s employment (regardless of the reason therefor).  The Executive agrees in addition to be bound by identical covenants hereunder (as well as a covenant prohibiting the Executive, for his own benefit or the benefit of any person (other than Traci Voytus) or entity other than an inVentiv Entity, from (i) hiring any present or former officer, director or employee or (ii) engaging any present or former officer, director or employee as a partner, contractor, sub-contractor, employee, consultant or other business associate of Executive) with respect to each inVentiv Entity, including inVentiv Communications, Inc. (f/k/a inChord Communications, Inc.) and the Company Subsidiaries, commencing on the date hereof and continuing until the first anniversary of the termination of the Executive’s employment for any reason (or, if such termination occurs prior to October 5, 2010, the second anniversary of such termination), provided that for purposes of this sentence, “Restricted Business” means any business conducted by any inVentiv Entity as of the date hereof or at any time prior to the Termination Date during the Executive’s employment by the Employer.  The preceding sentence amends Section 8 of the 2005 Agreement and Section 8(a) of the 2007 Agreement.

(b)
The Executive agrees and acknowledges that in order to assure the inVentiv Entities that they will retain the value of their business operations, it is necessary that the Executive undertake not to utilize the Executive’s special knowledge of such business operations and the Executive’s relationships with customers to compete with the inVentiv’s Entities.  Executive further acknowledges that:

(i)           the Executive is engaged in, is knowledgeable about, and provides services in connection with all aspects of the Employer’s business;

(ii)           the Executive will occupy a position of trust and confidence with the Employer, and during the term of the Executive’s employment hereunder, the Executive may become familiar with the inVentiv Entities’ trade secrets and with other Confidential Information (as defined below) concerning the inVentiv Entities and the business operations of the inVentiv Entities;

(iii)           the agreements and covenants contained in Sections 8 and 9 are essential to protect the inVentiv Entities and the goodwill of the business operations of the inVentiv Entities and compliance with such agreements and covenants will not impair the Executive’s ability to procure subsequent and comparable employment; and

(iv)           the Executive’s employment with the Employer has special, unique and extraordinary value to the inVentiv Entities and each inVentiv Entity would be irreparably damaged if the Executive were to violate the provisions of Section 8 or 9.

(c)
For purposes of Sections 8 and 9 of this Agreement, the “inVentiv Entities” shall be deemed to refer to the Employer and each of its subsidiaries in existence during the Executive’s employment with the Employer and their successors.

9.	Confidential Information.

(a)
During the Executive’s employment under this Agreement and for a period equal to the later of one (1) year after termination hereof and the expiration of any non-competition or non-solicitation covenants to which the Executive shall be bound under this Agreement or the Acquisition Agreement, the Executive shall hold in strict confidence, and shall not use other than in the conduct of the business of any inVentiv Entity (including the Employer), all information concerning the businesses and affairs of the inVentiv Entities (“Confidential Information”).  Notwithstanding the foregoing, (i) the Executive may disclose Confidential Information (A) if the same currently is in the public domain or hereafter is in the public domain other than as a result of a breach of this Section 9(a) by the Executive or (B) if the same is later acquired by the Executive from another source and the Executive did not know that such source was under a contractual, legal or fiduciary obligation to another person to keep such information confidential and (ii) the Executive may disclose such of the Confidential Information as is required by law (including by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, rule of civil procedure or other similar process), or in connection with his preparation of tax returns or in response to tax audits or similar proceedings, so long as (x) the Executive provides the Employer with prompt written notice of any disclosure (unless such information is disclosed solely by virtue of including such information in a tax return) so that the Employer may seek a protective order or other appropriate remedy or (y) with respect to any disclosure in connection with his preparation of tax returns or in response to non-public tax audit proceedings, such disclosure is made on a confidential basis.

(b)
Upon the effective date of notice of the Executive’s or the Employer’s election to terminate the Executive’s employment with the Employer or upon any termination pursuant to Section 6 of this Agreement, or at any time upon the request of any inVentiv Entity, the Executive (or his heirs or personal representatives) shall deliver to the Employer or any other applicable inVentiv Entity all documents and materials containing Confidential Information as described herein and all documents, materials and other property belonging to the Employer or such inVentiv Entity, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

(c)
All discoveries and works made or conceived by the Executive during and in the course of his employment by the Employer, jointly or with others, that relate to the Employer’s activities shall be owned and assignable by the Employer.  The terms “discoveries” and “works” include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship (excluding solely works intended for publication and public dissemination in an individual capacity) that relate to the Employer’s business or the business, operations or activities of any customer or client of the Employer.  The Executive shall promptly notify and make full disclosure to, and execute and deliver any documents requested by, the Employer to evidence or better assure title to such discoveries and works by the Employer, assist the Employer in obtaining or maintaining, at the Employer’s expense, United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during his employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Employer or its assignees and to protect its title thereto.  Any discoveries and works which, within six (6) months after the termination of the Executive’s employment hereunder, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to work performed by the Executive while with, and in his capacity as an employee of, the Employer shall, as between the Executive and the Employer, be presumed to have been made during the Executive’s employment by the Employer.

10.	Enforcement.

The Executive agrees that because damages arising from violations of Sections 8 and 9 of this Agreement are extremely difficult to quantify with certainty, injunctive relief may be necessary to effect the intent of such Sections 8 and 9 of this Agreement.  Accordingly, the Executive hereby consents to the imposition of a preliminary or permanent injunction as a remedy to his breach of Sections 8 and 9 of this Agreement (without any requirement that the Employer post a bond).

It is the desire and intent of the parties hereto that the restrictions set forth in Sections 8 and 9 of this Agreement shall be enforced and adhered to in every particular, and in the event that any provision, clause or phrase shall be declared by a court of competent jurisdiction to be judicially unenforceable either in whole or in part, whether the fault be in duration, geographic coverage or scope of activities precluded, the parties agree that the provisions of Sections 8 and 9 of this Agreement should be interpreted and enforced to the maximum extent that such court deems reasonable.

11.	Property of Employer.

The Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement, he shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Employer, and the Executive hereby agrees that such property shall remain the exclusive property of the Employer and the Executive shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the customer and supplier lists, contract forms, books of account, computer programs and similar property of the Employer.

12.	Indemnification.

The Employer shall indemnify the Executive against any and all losses, liabilities, damages, expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement incurred by the Executive in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of the Employer, by reason of any act or omission to act in connection with the performance of his duties hereunder or the Prior Agreements  to the fullest extent that the Employer is permitted to indemnify a director, officer, employee or agent against the foregoing under applicable law.  If the Employer enters into indemnification agreements with any of its other executive officers of the Employer, the Executive will be provided with contractual indemnification on substantially the same terms as are provided to such other executive officers of the Employer.  The indemnification authorized by this Section 12 shall not be exclusive of, and shall be in addition to, any other rights granted to the Executive under the Employer’s articles or by-laws (it being understood that the amendment of the Employer’s articles or by-laws shall not be a breach hereof), any other agreement (including without limitation the Acquisition Agreement) or otherwise, both as to action in his official capacity as an employee of the Employer or its subsidiaries or an executive officer of the Employer or its subsidiaries and as to action in another capacity while holding his positions, and shall continue whether the Executive has ceased to be a director, officer, employee or other representative and shall inure to the benefit of his heirs, executors and administrators.

13.	Section 409A.

The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued in the future (“Section 409A”).  The Employer shall take, and the Executive shall cooperate with the Employer in taking, all steps reasonably necessary to have such benefits not be deferred compensation arrangements under Section 409A or complying with the requirements of Section 409A, including adopting such mutually-agreed upon amendments to this Agreement and appropriate policies and procedures by December 31, 2008, including amendments and policies with retroactive effect, that are reasonably necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, provided that (i) the Employer will not be required to take any such steps that impose any material additional costs on the Employer and shall not take any such steps that impose any material additional costs on the Executive (unless the Executive otherwise consents thereto) and (ii) the Employer will not be liable for the imposition of any tax or penalty pursuant to Section 409A.

Without limitation of the preceding paragraph, the parties agree that:

(a)
With respect to the time period within which the Executive may exercise any outstanding stock options or stock appreciation rights, the parties agree to avoid the imposition of Section 409A, the Executive shall be entitled to exercise such options and rights through the earliest of (i) the maximum date that is permitted under Section 409A, (ii) the second anniversary of the date of the Executive’s termination or death or Disability, as applicable (or any longer period during which executive officers generally are permitted to exercise stock options or stock appreciation rights under such circumstances) and (iii) if the Executive's employment is terminated by the Employer for Cause or by the Executive other than for Good Reason (and not by reason of death or Disability), the Executive shall be entitled to exercise such options and rights through such date as is prescribed under the applicable incentive plan and grant documentation, and further provided that in no event will the option or stock appreciation right remain exercisable beyond its original term.

(b)
For purposes of Section 7(l) and Section 14 of this Agreement, the Employer shall pay the fees and expenses of the Accounting Firm and/or the legal fees and expense incurred as a result of any contest under Section 14 not later than the end of the calendar year following the calendar year in which the related work is performed or the expenses are incurred by the Accounting Firm or the Executive, as applicable, and the Employer shall pay all other amounts that it is required to pay to or on behalf of the Executive under Section 7(l) of this Agreement not later than the end of the calendar year following the calendar year in which the related Taxes are remitted to the applicable taxing authority.  The amount of such fees and expenses that the Employer is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Employer is obligated to pay in any other calendar year, and the Executive’s right to have the Employer pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

(c)
Subject to paragraph (d) below, except as otherwise provided herein, each lump sum payment that is to be made pursuant to this Agreement, other than the payment described in Section 7(f) of this Agreement, shall be made not later than ninety (90) days following the date of the event giving rise to such lump sum cash payment.

(d)
If the Executive is a “specified employee,” defined under Section 409A and as determined by the Employer in good faith in accordance with the Employer’s policies, on the date of his termination from employment with the Employer, to the extent required in order to comply with Section 409A, cash amounts to be paid under Section 7 of this Agreement on account of the Executive’s termination of employment for any reason other than death (other than Accrued Amounts) and any other amounts deemed to be “nonqualified deferred compensation” under Section 409A shall be paid to the Executive on the earlier of (i) the first business day after the date that is six (6) months following the Executive’s “separation from service” within the meaning of Section 409A and (ii) the Executive’s death subsequent to the Executive’s termination of employment for any reason other than death, in each case, with interest from the date on which payment would otherwise have been made, calculated at the applicable federal rate provided under Section 7872(f)(2)(A) of the Code (“Interest”).

(e)
Any Gross-Up Payment described in Section 7(l) and any payments or reimbursements of expenses pursuant to Section 7(i) shall be made by the end of the calendar year next following the calendar year in which the related taxes are remitted to the taxing authority by the Executive;

(f)
Any payment to be made pursuant to Section 7(g) of this Agreement shall be made upon the Change in Control but in no event later than two and one-half (2 ½) months following the year in which the Change in Control occurred; and

(g)
Each of the payments described in this Agreement shall be classified as a “separate payment” under Section 409A. As used in this Agreement, a “termination of employment” (or words of similar meaning) shall mean a “separation from service” under Code Section 409A (and the Treasury Regulations promulgated thereunder) and, subject to Section 13(d) of this Agreement, any benefit or amount to be paid to, or with respect to, the Executive, shall not be made until the Executive has a “separation from service” within the meaning of Section 409A of the Code

14.	Attorney’s Fees and Costs.

In the event the Executive institutes any action to enforce his rights under this Agreement and prevails on at least one material claim in such action, the Employer shall pay the Executive’s reasonable cost and expenses (including legal fees) incurred in connection with such action; provided that, the Employer agrees to pay as incurred (within 10 days following the Employer’s receipt of an invoice from the Executive), at any time from the occurrence of a Change in Control through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Employer, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest determined as of the date such legal fees and expenses were incurred.  The Employer shall also pay the Executive’s reasonable cost and expenses (including legal fees) incurred in connection with the negotiation of this Agreement not in excess of $25,000 in the aggregate.

15.	Mitigation.

In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be subject to offset or otherwise reduced whether or not the Executive obtains other employment.

16.	Miscellaneous.

(a)
All notices required or permitted under this Agreement shall be given as provide in the Acquisition Agreement, addressed to the other party at the address provided therein (with respect to the Employer) or herein (with respect to the Executive), or at such other address or addresses as either party shall designate to the other in writing from time to time.

(b)
Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c)
This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including any existing employment agreement between the Employer or any of its affiliates and the Executive (including without limitation the Prior Agreements, which shall be deemed to be of no further force or effect upon the Effective Date) but not including the Acquisition Agreement.  Except as specifically set forth in Section 8 of this Agreement and Section 4.2 of the Acquisition Agreement, the Executive will have no other obligation to the Employer or any of its subsidiaries with respect specifically to non-competition or non-solicitation pursuant to common law principles, fiduciary duties or any agreement to which the Executive becomes a party, but the Executive shall be required to comply with any code of conduct or policy of the Employer or any of its subsidiaries applicable to employees generally that does not materially conflict with this Agreement or the Acquisition Agreement and, provided that, this Agreement shall supersede any current or future code of conduct, policy or other agreement relating to the subject matter of Section 8 or Section 4.2 of the Acquisition Agreement.

(d)
Notwithstanding anything to the contrary set forth in this Agreement, the rights and obligations of the Executive and the Employer under the Acquisition Agreement shall remain unmodified and in full force and effect.

(e)	This Agreement may be amended or modified only by a written instrument executed by both the Employer and the Executive.

(f)	This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

(g)
Any controversy or claim arising out of or relating to this Agreement or the employment relationship between the Executive and the Employer shall be submitted to arbitration under the auspices of the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules and at its office in Wilmington, Delaware.  The award of the arbitrator shall be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction.  Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by the Employer for temporary or preliminary relief with respect to Section 8 or 9 of this Agreement need not be resolved in arbitration and may be resolved in accordance with Section 10 of this Agreement.  The Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Americans with Disabilities Act, and all similar state laws, and the Executive hereby waives all rights thereunder to have a judicial tribunal resolve such claims.  In the event of any arbitral or legal proceeding between the parties hereto with respect to the subject matter of this Agreement, the party substantially prevailing in any such proceeding shall be entitled to an award from the other party of all legal fees and expenses reasonably incurred in connection with such proceeding.

(h)
This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that (i) the obligations of the Executive are personal and shall not be assigned or delegated by the Executive and (ii) the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

(i)
No delays or omission by the Employer or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Employer or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(j)	The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(k)
In case any provision of this Agreement shall be held by a court with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.
INVENTIV HEALTH, INC.	EXECUTIVE
By: /s/ Per G. H. Lofberg Name: Per G. H. Lofberg Member, Compensation Committee of the Board of Directors	By: /s/ R. Blane Walter Name: R. Blane Walter
By: /s/ Mark Jennings Name: Mark Jennings Member, Compensation Committee of the Board of Directors